  Exhibit 99.1

Exhibit 99.1

On Monday, February 10, 2020, at 9:00 AM EST

Sanara MedTech Inc. Announces That The Catalyst Group Has Converted Its 30-Month Promissory Note and Series F Convertible Preferred Stock Into Common Equity

FORT WORTH, TX / ACCESSWIRE / February 10, 2020 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. ("Sanara" or the "Company") (OTCQB: SMTI), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today that on February 7, 2020 The Catalyst Group, Inc. ("Catalyst") converted into Common Stock Catalyst's entire holdings of the Company's 30-month $1,500,000 convertible promissory note and Series F Convertible Preferred Stock.

The promissory note was issued on August 27, 2018 in connection with Wound Management Technologies' (Sanara's predecessor company) formation of a joint venture with Catalyst. This joint venture allowed Wound Management Technologies to continue to market its principal products, CellerateRX® Surgical Activated Collagen® Peptides and CellerateRX® Hydrolyzed Collagen wound fillers ("CellerateRX") through a 50% ownership interest in a newly formed Texas limited liability company, Cellerate, LLC, which began operations on September 1, 2018. The remaining 50% ownership interest was held by an affiliate of Catalyst, which had acquired an exclusive world-wide license to distribute CellerateRX products. The $1,500,000 principal of the promissory note and accrued and unpaid interest was converted into Common Stock of Sanara at a conversion price of $9 per share. This conversion resulted in the issuance of 179,101 new shares of Common Stock by the Company.

On March 15, 2019, the Company acquired Catalyst's 50% interest in Cellerate, LLC in exchange for 1,136,815 shares of the Company's newly created Series F Convertible Preferred Stock. Each share of Series F Convertible Preferred Stock was converted into 2 shares of Common Stock. This conversion, which will have no impact on the number of fully diluted shares of Common Stock outstanding, resulted in 2,273,630 new shares of Common Stock being issued by the Company.

After the conversion of the promissory note and Series F Convertible Preferred Stock there are 6,023,732 shares of Common Stock outstanding.

Ron Nixon, Sanara's Executive Chairman and the Founder and Managing Partner of The Catalyst Group stated, "This conversion is meant to simplify and align the Company's capital structure by eliminating the promissory note and Preferred Stock. It is reflective of Catalyst's confidence in both Sanara as a company and the management team's continued execution of its strategic plan."

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets and distributes wound and skincare products to physicians, hospitals, clinics, and all post-acute care settings. We are constantly seeking long-term strategic partnerships with a focus on products that produce efficacious outcomes at a lower overall cost. Our products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, HYCOL™ Hydrolyzed Collagen, and PULSAR II™ Advanced Wound Irrigation™ (AWI). In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the Company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

Investor Contact:
Callon Nichols, Director of Investor Relations
713-826-0524
CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.